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February 28, 2019

Management’s Assertion on Compliance with Regulation AB Criteria

Re: Assessment of Compliance for services provided pursuant to the Pooling and Servicing Agreements entered into by CWCapital Asset Management LLC beginning January 1, 2006 for the 12 month period ended December 31, 2018.

CWCapital Asset Management LLC (“CWCAM”) is responsible for assessing compliance with applicable servicing criteria set forth in Item 1122 (d) of Regulation AB of the Securities and Exchange Commission for the securitizations issued beginning January 1, 2006, as listed on Appendix A (“Applicable Servicing Criteria”).

CWCAM has assessed its compliance with the applicable servicing criteria as of December 31, 2018 and for the period from January 1, 2018 to December 31, 2018 (the “Reporting Period”). In making this assessment, management used the criteria set forth by the Securities and Exchange Commission in paragraph (d) of Item 1122 of Regulation AB, excluding the criteria set forth in Item 1122 (d)(1)(iii), (d)(3)(i)(b), (d)(3)(i)(c), (d)(3)(i)(d), (d)(3)(ii), (d)(3)(iii), (d)(3)(iv), (d)(4)(v), (d)(4)(ix), (d)(4)(x), (d)(4)(xi), (d)(4)(xii), (d)(4)(xiii), (d)(4)(xiv), and (d)(4)(xv) of Regulation AB, which CWCAM has concluded are not applicable to the activities it performs (collectively, the “Not Applicable Criteria”). With respect to applicable servicing criteria (d)(1)(ii), (d)(2)(vi), (d)(4)(i), (d)(4)(iii), and (d)(4)(iv), CWCAM has determined that there were no occurrences of events that would require CWCAM to perform such activities. The securitizations covered by this report include all securitizations wherein CWCAM is named as the Special Servicer for securitizations issued beginning January 1, 2006, as listed in Appendix B (the “Platform”).

Based on such assessment, management believes, as of December 31, 2018 and for the Reporting Period, the following:

1) CWCAM has determined that the Not Applicable Criteria are in fact not applicable to the activities it performs with respect to the Platform.

2) CWCAM has complied in all material respects with the servicing criteria set forth in Item 1122 (d), with the exception of the Not Applicable Criteria and any material instance of noncompliance described in Schedule A hereto.

Schedule B hereto includes Management’s Discussion of the Material Instance of Noncompliance noted in Schedule A.

CohnReznick LLP, an independent registered public accounting firm, has issued an attestation report on CWCAM’s compliance with the Applicable Servicing Criteria as of December 31, 2018 and for the Reporting Period.

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CWCapital Asset Management LLC

By:	/s/ David B. Iannarone	Date: February 28, 2019
David B. Iannarone
Chief Executive Officer

By:	/s/ James P. Shevlin	Date: February 28, 2019
James P. Shevlin
President/Chief Operating Officer

By:	/s/ Bruce Cunningham	Date: February 28, 2019
Bruce Cunningham
Chief Financial Officer

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Schedule A

Material Instance of Noncompliance

CWCAM’s assessment of compliance with the Applicable Servicing Criteria set forth by the Securities and Exchange Commission in paragraph (d) of Item 1122 of Regulation AB as of December 31, 2018 and for the Reporting Period, disclosed a material instance of noncompliance occurred with respect to the servicing criterion set forth in 1122(d)(2)(vii), as follows:

●	With respect to compliance 1122(d)(2)(vii), CWCAM’s policies and procedures were not properly followed with respect to timely completion of bank reconciliations.

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Schedule B

Management’s Discussion on Material Instance of Noncompliance

1122(d)(2)(vii), Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations (A) are mathematically accurate; (B) are prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) are reviewed and approved by someone other than the person who prepared the reconciling items; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

Noncompliance

The instance of material noncompliance, for the Reporting Period included a failure to complete the required bank reconciliations within 30 calendar days after the bank statement cutoff date. In five of the twelve months related to the Reporting Period, the required reconciliations were not completed within the 30 calendar days requirement as follows:

February 2018: bank reconciliations were prepared on June 22, 2018

March 2018: bank reconciliations were prepared on May 1, 2018

September 2018: bank reconciliations were prepared on November 6, 2018

November 2018: bank reconciliations were prepared on February 19, 2019

December 2018: bank reconciliations were prepared on February 6, 2019

Remediation

In response to the lack of adherence to company policy and procedures, the Compliance Committee reviewed the reasons for noncompliance and added two additional procedures to supplement its existing procedures:

1) the accounting department has added the completion of bank account reconciliations within 30 calendar days to its monthly closing checklist, which is reviewed and signed off by a CWCAM officer; and

2) the Chief Financial Officer has set up a monthly electronic reminder requiring that the completed bank reconciliations be forwarded to the CFO for an additional layer of review.

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Appendix A

Relevant Servicing Criteria
Reference	Criteria	CWCAM
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	Applicable
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	Applicable
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.	Not Applicable
1122(d)(1)(iv)	A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.	Applicable
1122(d)(1)(v)	Aggregation of information, as applicable, is mathematically accurate and the information conveyed accurately reflects the information.	Applicable
Cash Collection and Administration
1122(d)(2)(i)	Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.	Applicable
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	Applicable
1122(d)(2)(iii)	Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.	Applicable
1122(d)(2)(iv)	The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.	Applicable
1122(d)(2)(v)	Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.	Applicable
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	Applicable
1122(d)(2)(vii)	Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations (A) are mathematically accurate; (B) are prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) are reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain	Applicable

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Relevant Servicing Criteria
Reference	Criteria	CWCAM
explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
Investor Remittances and Reporting
1122(d)(3)(i)	Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.	(A) Applicable (B) Not Applicable (C) Not Applicable (D) Not Applicable
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	Not Applicable
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	Not Applicable
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	Not Applicable
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	Applicable
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements.	Applicable
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	Applicable
1122(d)(4)(iv)	Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.	Applicable
1122(d)(4)(v)	The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	Not Applicable
1122(d)(4)(vi)	Changes with respect to the terms or status of an obligor’s mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.	Applicable
1122(d)(4)(vii)	Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the	Applicable

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Relevant Servicing Criteria
Reference	Criteria	CWCAM
timeframes or other requirements established by the transaction agreements.
1122(d)(4)(viii)	Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).	Applicable
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	Not Applicable
1122(d)(4)(x)	Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.	Not Applicable
1122(d)(4)(xi)	Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.	Not Applicable
1122(d)(4)(xii)	Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.	Not Applicable
1122(d)(4)(xiii)	Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.	Not Applicable
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	Not Applicable
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.	Not Applicable

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Appendix B

AVENTURA 2018-AVM	GSMS 2012-GCJ7	UBS 2012-C2
BACM 2006-6	GSMS 2014-GC22	UBS 2017-C1
BACM 2007-1	GSMSC 2014-GC26	WBCMT 2006-C23
BACM 2007-2	GSMS 2015-GC32	WBCMT 2006-C25
BACM 2007-3	HHPT 2017-HYT2 MZB	WBCMT 2006-C26
BACM 2007-4	JPMBB 2014-C23	WBCMT 2006-C28
BACM 2007-5	JPMC 2006-CIBC17	WBCMT 2007-C30
BACM 2008-1	JPMC 2006-LDP9	WBCMT 2007-C32
BANK 2017-BNK5	JPMC 2007-CIBC18	WBCMT 2007-C34
BHMS 2018-ATLS	JPMC 2008-C2	WFCM 2015-C30
BMARK2018-B2	JPMC 2018-LAQ	WFCM 2016-C35
BENCHMARK 2018-B4	JPMCC 2013-LC11	WFCM 2016-LC25
BENCHMARK 2018-B8	JPMCC 2015-FL7	WFCM 2016-NXS6
CD 2007-CD4	JPMCC 2016-WSP MZ	WFRBS 2013-C15
CFCRE 2016-C3	JPMCC 2017-JP7	WFRBS 2013-UBS1
CGCMT 2007-C6	JPMDB 2017-C5	WFRBS 2014-C21
CGCMT 2016-P4	LBCMT 2007-3	WFRBS 2014-C22
CGCMT 2016-P6	LBUBS 2006-C4	WFRBS 2014-C23
COBALT 2007-C2	LBUBS 2007-C2	WFRBS 2014-C25
COBALT 2007-C3	LBUBS 2008-C1
COMM 2006-C7	MBR 2018-MBR
COMM 2012-LC4	MLCFC 2006-1
COMM 2015-CCRE23	MLCFC 2006-2
COMM 2015-CCRE25	MLCFC 2007-5
COMM 2015-CCRE26	MLCFC 2007-6
COMM 2016-DC2	MSBAM 2014-C19
CSFB 2006-TFL2	MSBAM 2015-C20
CSFB 2007-C4	MSBAM 2015-C21
CSAIL 2017-CX10	MSBAM 2015-C27
DBUBS 2011-LC3	MSC 2016-UBS11
GRACE 2014-GRCE	MSCI 2016-UBS9